Exhibit. 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A7 of our report dated May 2, 2022, relating to the financial statements of Wall Street Acquisitions Corp as of December 31, 2021 and 2020 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

October 24, 2022